Strictly Private and Confidential

19 June 2024

To the Board of Directors of:

Camston Wrather LLC

For the attention of:

Wyatt Wachtel, Interim CEO

From:

Evolution Metals LLC

David Wilcox, Managing Member

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the "Agreement") made and entered into this 14th day of June 2024 (the "Execution Date"),

BETWEEN:

Camston Wrather LLC,

a Delaware limited liability company, ("Party A")

and

Evolution Metals LLC,

a Delaware limited liability company, ("Party B")

BACKGROUND:

A. Party A and Party B are each separately a "Party" and together are the "Parties" to this Agreement.

B. Party A is raising capital through issuing and selling Super Senior Secured Convertible Notes (the "Super Senior Secured Convertible Note", or "SSSCN") the form and substance of which is materially the same as attached in Appendix A issued pursuant to that certain Credit Agreement, dated as of August 17, 2021, (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Camston Wrather Sub Co., LLC, a Delaware limited liability company, Party A, the Guarantors party thereto, the other parties from time to time party thereto as lenders (the "Lenders"), each Issuing Bank from time to time party thereto, Macquarie Energy North America Trading Inc., as the administrative agent for and on behalf of the Lenders and Macquarie Energy North America Trading Inc. as the collateral agent for and on behalf of the Secured Parties (as defined therein).

C. Such SSSCNs would require Party B to become a "Senior Lender" under the Credit Agreement and, upon conversion of such SSSCNs, to become a member of Party A by the execution of a joinder to that certain Eight Amended and Restated Limited Liability Company Agreement of Party A, dated as of May 10, 2024 (the "LLCA")

D. Party A desires for Party B to invest into Party A through Super Senior Secured Convertible Notes.

E. Party B desires to invest into Party A through Super Senior Secured Convertible Notes.

F. Party B has completed a business combination agreement and plan of merger ("BCA") dated 28 March 2024 to merge with Welsbach Technology Metals Acquisition Corp, a Special Purpose Acquisition Corporation ("SPAC") (Nasdaq: WTMA) through which Party B will become listed on Nasdaq with the surviving entity named "Evolution Metals & Technologies" ("EM&T") (this merger defined as

the "deSPAC"), with such deSPAC to be completed by 28 December 2024.

G. Party A desires to be acquired 100% by Party B, and Party B desires to acquire 100% of Party A, pursuant to the deSPAC above (the "Acquisition").

IN CONSIDERATION OF and as a condition of the parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

Purchase and Sale

1. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars). Party A agrees to sell and Party B agrees to purchase the SSSCNs for an aggregate purchase price as calculated below (the "Purchase Price for the SSSCNs").

   a. By 26 June 2024 ("Closing Date 26 June"), Party B shall purchase $2.5mm (two and a half million dollars) of SSSCNs issued by Party A. This purchase shall be subject to successful completion (at Party B's sole discretion) of limited due diligence by Party B (please see Limited Due Diligence list attached as Appendix B). The SSSCN pursuant to this clause 1a shall be in all material form and substance the same as the SSSCN attached as Appendix A.

   b. By 31 July 2024 ("Closing Date 31 July"), Party B shall purchase $10mm (ten million dollars) of SSSCNs issued by Party A, in addition to the amount in clause 1a above. This purchase shall be subject to full due diligence by Party B (please see Full Due Diligence list attached as Appendix B). The Gross Enterprise Value (see clause 1d below) shall be subject to adjustment upon mutual agreement of both Parties based on the full due diligence completion by Party B. The SSSCN pursuant to this clause 1b shall be in all material form and substance the same as the SSSCN attached as Appendix A.

   c. Upon the successful transfer by Party A and receipt by Party B of the $12.5mm (twelve and a half million dollars) funds referenced in clause 1a and clause 1b above in aggregate, then Party A shall have automatically committed, subject to the terms hereof, to completing the sale of all of its Class D Units to EM LLC in connection with, and at the same time as, the deSPAC, and in addition all of the Directors of Party A shall have automatically committed to completing the sale of all of the shares of Party A to Party B in connection with, and the same time as, the deSPAC (the "Acquisition"), subject to the Directors of Party A reviewing and approving of the definitive documents effectuating the Acquisition and other necessary or customary approvals etc.

   d. This commitment by Party A referenced in clause 1c above shall be subject to the following: i.) Party B acquiring 100% of the shares of Party A at a gross enterprise value ("Gross Enterprise Value") of $1.25bn (one billion and two hundred fifty million dollars) in connection with, and at the same time as, the deSPAC closing; ii.) Party B making a payment of approximately $400mm (four

hundred million dollars; this amount to be a minimum of $400mm and a maximum of $420mm subject to Party A final waterfall calculations prior to deSPAC closing, "Actual Cash Payment") in cash to Party A in connection with, and at the same time as, the deSPAC closing, of which Party A shall use approximately $320mm to redeem and/or pay-out all of the ownership Units (other than Class D Units) on Party A's capitalization table, and approximately $80mm to re-finance all of the long-term debt on Party A's balance sheet; with the remaining $850mm (eight hundred fifty million dollars, this amount being the difference between Gross Enterprise Value of $1.25bn and the Actual Cash Payment amount) of enterprise value to be paid in shares of EM&T listed on Nasdaq; iii.) Party B successfully raising a minimum of $450mm (four hundred and fifty million) of PIPE or equivalent funding in connection with the deSPAC closing, which PIPE funding reasonably aligns incentives amongst Party A, Party B and the PIPE investors as determined by both Party A and Party B; and (iv.)the deSPAC being completed by 28 December 2024.

e. In the event any of the conditions in Section 1d above are not satisfied, Party A shall have the right to terminate this Agreement upon written notice to Party B. .

f. Following Party B's purchase of the SSSCNs in clause 1a and 1b above, Party A shall amend its LLCA to grant Party B the right to appoint one out of five directors to the Board of Party A.

2. Party A shall transfer to Party B the SSSCNs immediately upon the fulfillment, or waiver by the appropriate Party, of each of the following conditions precedent (the "Conditions Precedent") on or before each of the two Closing Dates:

a. Approvals and Consents: The receipt of all necessary approvals, consents, and waivers (i) from governmental and regulatory authorities or similar clearances, including from financial regulatory and competition authorities; (ii) from both parties shareholders and/or Board of Directors and/or any other approvals as required; and (iii) from any third parties, as may be required to lawfully complete the transaction, in each case (i) through (iii) above on terms acceptable to both parties .

b. No Material Adverse Change: No material adverse change from what was disclosed in the diligence materials provided in Sections 1a and/or 1b, in the condition (financial or otherwise), sales, liquidity, equity, capital adequacy, assets, liabilities, business, or prospects of Party A related to the SSSCNs being sold.

c. Compliance with Representations and Warranties: All representations and warranties of Party A and Party B set forth in this Agreement shall be true and correct in all material respects as of each of the two Closing Dates.

d. Legal and Regulatory Compliance: Compliance by both Parties with all legal and regulatory requirements pertinent to the transaction.

e. Absence of Litigation: No initiation or pending litigation that could materially affect the ability of either Party A or Party B to fulfill its obligations under this Agreement, other than what has been disclosed as indicated in Appendix C.

f. Required Documentation: Preparation and delivery of all necessary transaction documents required to effectuate the issuance and transfer of the SSSCNs, including any joinder or other documentation required under the Credit Agreement.

g. No Other Offers: that no other party has announced an offer to acquire shares in Party A on terms that are more favorable than the terms outlined in clause 1d.;

h. No Adverse Regulation: Neither the terms outlined in clause 1 nor the acquisition of Party A, is wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which is actual or could reasonably be anticipated, which is outside the control of Party B and which Party B could not reasonably have foreseen at the time of this Agreement.

i. Full Disclosure: That, save as disclosed by Party A in writing to Party B prior to the dates of the two Closings, Party B does not discover that any information disclosed by Party A or otherwise made available to Party B is materially inaccurate or misleading, or that any material information which should have been disclosed by Party A has not been so disclosed.

j. Bad Actions: Party A not having engaged in any actions that would not reasonably be expected to adversely affect the conditions for the deSPAC closing or successful completion of the deSPAC closing.

k. Receipt of funds. Party A shall have received the applicable Purchase Price for the SSSCNs at the applicable Closing Dates.

l. Any other condition as mutually agreed by both Parties.

If any of these Conditions Precedent have not been satisfied or waived by the relevant Party by the applicable Closing Date, either Party may, with the written approval of the other Party, either extend the Closing Dates or terminate this Agreement upon written notice to the other Party.

3. The payment by Party B to Party A of the Purchase Price for the SSSCNs shall be made according to the following terms:

a. a fixed sum of $2.5mm (two and a half million dollars) shall be paid by Party B to Party A on or prior to 26 June 2024 in exchange for the SSSCN's of the same amount for Closing Date 26 June;

b. a fixed sum of $10mm (ten million dollars) shall be paid by Party B to Party A on or prior to 31 July 2024 in exchange for the SSSCN's of the same amount for Closing Date 31 July;

4. All payments will be in the form of wire transfer of immediately available funds to a bank account designated by Party A.

Closing

5. The closing of the purchase and sale of the SSSCNs will take place virtually by the exchange of electronic signature pages on 26 June 2024 for Closing Date 26 June and on 31 July 2024 for Closing Date 31 July or at such other time and place as Party A and Party B mutually agree.

Representations and Warranties of Party A

6. Party A warrants and represents to Party B as follows:

   a. The SSSCNs and, upon conversion thereof and execution by Party B of a joinder to Party A's LLCA, the underlying shares/units are free of any lien, encumbrance, security interests, charges, mortgages, pledges, or adverse claim or other restriction that would prevent the transfer of the SSSCNs or Units, as applicable, to Party B.

   b. Party A is not bound by any agreement that would prevent any transactions connected with this Agreement.

   c. There is no legal action or suit pending against any party, to the knowledge of Party A, that would materially affect this Agreement, other than what has been disclosed as indicated in Appendix C.

Representations and Warranties of Party B

7. Party B warrants and represents to Party A as follows:

   a. Party B would not be recognized as an issuer, insider, affiliate, or associate of Party A as defined or recognized under applicable securities laws and regulations. In Particular, Party B will be able to make, upon conversion of the SSSCNs, the Investment Representations set forth in Section 2.11 of Party A's LLCA.

   b. Party B is not bound by any agreement that would prevent any transactions connected with this Agreement.

   c. There is no legal action or suit pending against any party, to the knowledge of Party B, that would materially affect this Agreement.

Covenants of Party A

8. Party A hereby covenants and agrees as follows:

   a. Party A and Party B agree to work together to prepare Party A for the deSPAC merger including preparing a deal data room, completing a PCAOB audit as soon as possible, and assist to complete the S-4 US SEC Registration Statement disclosure document on Party A. The costs and expenses relating to such audit

shall be paid for by Party A out of proceeds from the funds pursuant to this Agreement.

b. Party A shall take all reasonable actions to procure that with respect to Camston Wrather LLC, all available information is correct and complete and provides a true and fair view of the operational and financial circumstances of Party A, not omitting any material information, and that due diligence will not reveal any material negative deviations in underlying performance to what has been disclosed to Party B.

c. Party A shall take all reasonable actions to procure that Camston Wrather LLC will be run in its ordinary course of business from the date of this Agreement up to and including the deSPAC closing.

d. Party A shall take all reasonable actions to procure that the existing operational personnel of Camston Wrather LLC is available, and willing, to continue in their roles following change of ownership.

e. Party A shall take all reasonable actions to procure that with respect to Camston Wrather LLC, that there are no material off-balance sheet or otherwise undisclosed liabilities related to taxation or other matters, yet considered or disclosed.

f. Party A shall use commercially reasonable efforts to assist Party B to complete full due diligence on Party A, including legal, financial, business and tax due diligence. All diligence efforts shall be subject to a reasonably acceptable schedule to be agreed to by both parties within 2 business days of the execution of this Agreement.

Covenants of Party B

9. Party B hereby covenants and agrees as follows:

a. Party B shall appoint Luke Wray to the position of CEO post the closing of the deSPAC.

b. Party B shall provide to the Key Executives of Party A a Management Incentive Program ("MIP") which will consist of a certain amount of equity options on Nasdaq listed shares and awarded according to performance metrics over a certain period time, with the primary Key Performance Indicator (KPI) being revenue growth. The specific details of the MIP to be mutually agreed by the parties at a later date.

c. Party A and Party B agree to work together to take commercially reasonable and necessary steps to prepare Party A for the deSPAC merger including preparing a deal data room, completing a PCAOB audit as soon as possible, and assist to complete the S-4 US SEC Registration Statement disclosure document on Party A. The costs and expenses relating to such audit shall be paid for by Party A out of proceeds from the funds pursuant to this Agreement.

Assignments or Transfers

10. Party A agrees that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred, in whole or in part, without the prior written consent of Party B, which consent shall not be unreasonably withheld, delayed, or conditioned. Any attempted assignment or transfer in violation of this provision shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Party B agrees that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred, in whole or in part, without the prior written consent of Party A, which consent shall not be unreasonably withheld, delayed, or conditioned; except the Party B may assign and transfer this Agreement, without the approval from Party A, to a special purpose vehicle subsidiary or affiliate for the purpose of completing the deSPAC. Any attempted assignment or transfer in violation of this provision shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Exclusivity

11. Upon completion of the Closing Date 26 June until the closing of the deSPAC, Party A grants exclusivity to Party B, meaning each party shall not solicit, negotiate, discuss nor consummate a transaction that deters the completion of the deSPAC. In connection therewith, Party A agrees not to solicit offers, engage in negotiations or consummate transactions that could deter or have a material adverse effect on the transactions contemplated in this Heads of Agreement, including the completion of the deSPAC. Notwithstanding the foregoing, Party A may raise equity and/or incur debt without violating this Exclusivity, including, without limitation, pursuing any amounts remaining in the 2024 Senior Pref Financing Term Sheet.

Confidentiality

12. Party A and Party B each agree to keep all negotiations confidential, including the existence and contents of this Agreement, except as required to be disclosed to its related corporations, any of its respective officers, directors, employees and professional advisers solely with a need to know in connection with evaluating the transaction described herein. This Agreement will be considered “Confidential Information” under that certain Mutual Non-Disclosure Agreement between Party A and Party B dated as of 7 May 2024.

Definitive Documentation

13. This Agreement shall be superceded by definitive documentation governing the Acquisition and the deSPAC merger.

Expenses

14. All Parties agree to pay all their own costs and expenses in connection with this Agreement.

Finder's Fees

15. No Party to this Agreement will pay any type of finder's fee to any other party to this Agreement or to any other individual in connection to this Agreement.

16. All Parties to this Agreement warrant and represent that no investment banker or broker or other intermediary has facilitated the transaction contemplated by this Agreement and is entitled to a fee or commission in connection with said transaction. All parties to this Agreement indemnify and hold harmless all other parties to this Agreement in connection with any claims for brokerage fees or other commissions that may be made by any party pertaining to this Agreement.

Dividends and Voting Rights

17. Party A shall procure that Camston Wrather LLC shall not declare nor pay any dividends prior to the deSPAC closing.

Governing Law; Exclusion of Consequential Damages

18. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. This clause specifies that the agreement will be interpreted and enforced based on the laws of Delaware, regardless of the location of the parties involved. It also clarifies that any potential conflicts between the laws of Delaware and other jurisdictions will be resolved in favor of Delaware law. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the competent courts of Delaware, and each Party consents to the exclusive jurisdiction of such courts.

19. EXCLUSION OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM OR THE TERMINATION OF THIS AGREEMENT, UNLESS SUCH CONSEQUENTIAL DAMAGES ARISE FROM (i) THE OTHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT THAT ARE PAYABLE TO A THIRD PARTY, OR (ii) THE OTHER PARTY'S BREACH OF SECTION 12.

Dispute Resolution

20. Any dispute arising out of or in connection with this Agreement shall be attempted to be settled amicably through negotiations between the Parties within 30 days from the date of written notice of such dispute by either Party to the other. If the Parties fail to settle the dispute amicably within the prescribed period, the dispute shall be submitted to the exclusive jurisdiction of the competent courts of the state of Delaware.

Miscellaneous

21. Time is of the essence in this Agreement.

22. This Agreement may be executed in counterparts. Wet signatures and/or signatures thru docusign (https://www.docusign.com) are binding and are considered to be original signatures.

23. All warranties and representations of Party A and Party B connected with this Agreement will survive the two Closings.

24. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

25. If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

26. This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.

27. This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon Party A and Party B and their respective successors, assigns, executors, administrators, beneficiaries, and representatives.

28. Any notices or delivery required here will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the addresses contained in this Agreement or as the parties may later designate in writing.

29. All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

30. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

31. This Agreement is intended for the benefit of the parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

EVOLUTION
METALS + TECHNOLOGIES

Contact Details

Evolution Metals LLC

David Wilcox
Managing Member
[***]
[***]

Andrew F. Knaggs, Esq.
President and Corporate Counsel
[***]
[***]

Contact Details

Camston Wrather LLC

Wyatt Wachtel
Interim CEO
[***]
[***]

Representative of Camston Wrather LLC has executed duplicate copies of this agreement, each signed and sealed, and for each party to keep one original copy.

Signature:	Signature:
David Wilcox	
David Wilcox, Managing Member	Wyatt Wachtel, Interim CEO
Evolution Metals LLC	Camston Wrather LLC
Date: Jun 20, 2024 | 00:22 SGT	Date: Jun 20, 2024 | 03:14 SGT

Appendix A
FORM OF SUPER SENIOR SECURED CONVERTIBLE NOTE

CONVERTIBLE PROMISSORY NOTE

$[__] New York, New York [___], 20[__]

FOR VALUE RECEIVED, the undersigned, CAMSTON WRATHER SUB CO., LLC, a limited liability company organized under the laws of the State of Delaware (the "Borrower"), hereby unconditionally promises to pay to EVOLUTION METALS LLC, a [Delaware limited liability company] or its registered assigns (the "Senior Lender"), on the dates and in the amounts specified in the Credit Agreement (as hereinafter defined), the principal amount of [_______] AND 0/100 DOLLARS ($[______]) or such lesser amount as shall equal the principal amount of all Senior Loans made by the Senior Lender pursuant to the Credit Agreement, dated as of August 17, 2021 (as amended, restated, supplemented and otherwise modified from time to time the "Credit Agreement"), by and among the Borrower, CAMSTON WRATHER LLC, a limited liability company organized under the laws of the State of Delaware, the other Guarantors party thereto, the Lenders party thereto, and Macquarie Energy North America Trading Inc., as the administrative agent (in such capacity and together with its successors and permitted assigns, the "Administrative Agent") and collateral agent. Capitalized terms used but not defined in this Convertible Promissory Note have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Senior Loan evidenced hereby from the date such Senior Loan is made until such principal amount is paid in full, at such interest rates and on such dates and terms as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Senior Lender in Dollars in immediately available funds at the Administrative Agent's office at Macquarie Energy North America Trading Inc., 125 West 55th Street, New York, New York 10019, or such other address as the Administrative Agent may from time to time notify the Senior Lender.

The Senior Lender is authorized to record the date and amount of each Senior Loan made by the Senior Lender, the date and amount of each repayment or prepayment of principal thereof, and the amount of unpaid principal with respect thereto, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded in the absence of manifest error, *provided* that the failure of the Senior Lender to make such recordation or any error therein shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Credit Agreement in respect of the Senior Loans made by the Senior Lender.

This Convertible Promissory Note is one of the Convertible Promissory Notes referred to in the Credit Agreement relating to Senior Loans and is entitled to the benefits thereof. This Convertible Promissory Note is secured by and entitled to the benefits of the Security Documents.

This Convertible Promissory Note may be prepaid or required to be prepaid in whole or in part as provided in the Credit Agreement. If an Event of Default shall have occurred and is continuing, all amounts then remaining unpaid on this Convertible Promissory Note may become, or may be declared to be, immediately due and payable, as provided in the Credit Agreement.

All, but not less than all, of the outstanding principal amount of this Convertible Promissory Note (excluding any interest that has been added to the principal amount of this Convertible Promissory Note) shall, only upon receipt of a written notice from the Senior Lender, convert in whole, without any further action by the Senior Lender (other than to surrender this Convertible Promissory Note and deliver documentation reasonably requested by Holdings, including a joinder agreement to the Holdings Operating Agreement), into Class AA Units of the Capital Stock of Holdings at the rate of one Class AA Unit per $1.00; provided, however, that Holdings shall not be required to issue or deliver the Class AA Units into which this Convertible Promissory Note may convert until Senior Lender has surrendered this Convertible Promissory Note and delivered to Holdings such documentation reasonably requested by Holdings. The decision to convert this Convertible Promissory Note shall be made by the Senior Lender in its sole and absolute discretion; provided, however, that a notice of conversion from the Senior Lender shall only be effective if such notice elects to convert all of the Convertible Promissory Notes concurrently. Upon conversion, the holders of Class AA Units shall have all of the rights, benefits and obligations of a holder thereof as set forth in the Holdings Operating Agreement. Notwithstanding anything herein to the contrary, upon such conversion, the outstanding principal amount of this Convertible Promissory Note (including any interest that has been added to the principal amount of this Convertible Promissory Note and any interest that has otherwise accrued) shall be $0 and this Convertible Promissory Note shall be deemed satisfied and terminated with no further obligations of Borrower hereunder.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Convertible Promissory Note.

This Convertible Promissory Note shall be governed by and construed in accordance with the law of the State of New York.

CAMSTON WRATHER SUB CO., LLC

By:
Name:
Title:

Appendix B
Evolution Metals & Technologies Due Diligence List for Camston Wrather

Line items below in Bold, Highlighted and with *** are the Limited Due Diligence items for the 26 June 2024 Closing

All line items below are for Full Due Diligence for the 31 July 2024 Closing

1. **Deal Overview**
   - **1.1. Most recent Management presentation (already received)*****
   - **1.2. Term Sheet (already received)*****
   - **1.3. Definitive documentation for Senior Secured Convertible investment*****
   - **1.4. Valuation reports/analysis (internal or external)*****

2. **Corporate Documents**
   - **2.1. Articles of Incorporation and Amendments*****
   - **2.2. Bylaws and Amendments*****
   - **2.3. Shareholder Agreements*****
   - **2.4. Organizational Chart*****
   - 2.5. Meeting Minutes (Board and Shareholder)
   - **2.6. Stockholder List/Shareholder Register and Equity Ownership*****
   - **2.7. Good Standing Certificates*****
   - **2.8. Corporate Structure*****
   - **2.9. List of key Management Personnel and KYC documents (i.e., passports and proof of address)*****

3. **Financial Information**
   - 3.1. **Full financial model*****
   - 3.2. **Historical Audited and Management Financial Statements (3 years and 1Q24)*****
   - 3.3. **Projected Financial Statements*****
   - 3.4. **Actual Current Management Budget*****
   - 3.5. **Capital Structure/Cap Table*****
   - 3.6. **Debt Service Coverage Ratios*****
   - 3.7. **Debt Covenant Compliance Reports*****
   - 3.8. **Key Reports for Lenders*** (most recent is priority)**
   - 3.9. Tax returns and Tax information/Tax Audits
   - 3.10. Bank statements (12 months)
   - **3.11. Debt and ABL agreement*****
   - **3.12. Inter-creditors agreement*****
   - 3.13. Accounts receivable and payable aging reports

4. **CW Corporate Operational Information - applicable for Camston Wrather and separately for any Subsidiary**
   - **4.1. DoD approvals/licenses/certifications*****
   - 4.2. DoD approval process and roadmap (to be replicated for new plants)
   - **4.3. Any Federal Agency approval/licenses/certifications*****
   - 4.4. Growth Strategy/Business Plans and Strategy Reports (internal or external)
   - 4.5. Operational Reports and Metrics/KPIs for Executives
   - 4.6. Recent Pitches from i-banks for fundraising/exit/IPO
   - 4.7. Inventory Lists and Valuation
   - **4.8. Material Contracts and Agreements*****

4.9. Supply Agreements
4.10. Customer Agreements
4.11. Distribution Agreements
4.12. Partnership Agreements
4.13. Vendor and Supplier List
4.14. Real Estate Leases and Property Documents
4.15. Insurance Policies and Claims History

5. Plant Operational Information

5.1. Plant location and address***
5.2. Ownership and title deeds***
5.3. Zoning and land use regulations
5.4. Permits and licenses (e.g., environmental, health, and safety)***
5.5. Compliance with local, state, and federal laws***
5.6. Production capacity and scalability
5.7. Efficiency and productivity metrics (e.g., OEE - Overall Equipment Effectiveness)
5.8. Production processes and workflows
5.9. Equipment and machinery (age, condition, maintenance records)
5.10. Supply chain management (vendors, contracts, lead times)
5.11. Quality control systems and certifications (e.g., ISO standards)
5.12. Inventory management practices
5.13. Detailed list of equipment and machinery
5.14. Condition and maintenance history of equipment
5.15. Technology stack and automation levels
5.16. IT infrastructure and cybersecurity measures
5.17. Utility systems (power, water, waste management)
5.18. Plant workforce size and composition
5.19. Employee turnover rates
5.20. Labor union presence and relations
5.21. Compensation and benefits structures
5.22. Training and development programs
5.23. Health and safety records

6. Plant Environmental Information

6.1. Environmental impact assessments***
6.2. Waste management and disposal methods
6.3. Energy consumption and efficiency measures
6.4. Emissions and pollution control
6.5. Sustainability initiatives and certifications
6.6. Compliance with environmental regulations***

7. Legal Documents

7.1. Litigation History and Pending Claims***
7.2. Intellectual Property
7.2.1 Patents and Patent Applications
7.2.2 Trademarks and Trademark Applications
7.2.3 Copyrights
7.2.4 Licenses and Licensing Agreements
7.3. Regulatory and Compliance Documents***
7.4. Environmental Reports and Compliance***
7.5. Employment Agreements
7.6. Non-Disclosure Agreements

EVOLUTION
METALS + TECHNOLOGIES

7.7. Non-Compete Agreements
7.8. Material contracts (not covered above)***

8. Human Resources – Corporate and Subsidiary (please ignore if duplicate w Plant Information above)

8.1. List of Key Executives and Bios***
8.2. Employee List and Organizational Chart
8.3. Employment Contracts
8.4. Benefits Plans and Policies
8.5. Employee Handbook
8.6. Compensation Plans
8.7. Stock Option and Incentive Plans
8.8. Union Agreements and Labor Disputes

9. Sales and Marketing

9.1. Sales Reports and Analysis
9.2. Market Research and Industry Analysis
9.3. Customer List and Customer Contracts***
9.4. Pending or In-Process Customer List or Customer Contracts***
9.5. Marketing Plans and Campaigns
9.6. Sales Forecasts
9.7. Pricing Policies

10. Technology – Corporate and Subsidiary

10.1. IT Infrastructure Documentation
10.2. Software Licenses and Agreements
10.3. System and Network Architecture
10.4. Data Security Policies
10.5. Technology Roadmap
10.6. Product Development Documentation

11. Risk Management

11.1. Risk Assessment Reports***
11.2. Crisis Management Plans
11.3. Internal Audit Reports
11.4. Compliance Reports

12. Market Analysis

12.1. Industry information re how much classified e-scrap is being stored by DoD agencies in USA and general locations***
12.2. DoD policy regarding logistics limitations re moving classified e-scrap more than 500 miles***
12.3. Any reports re destruction is better than incineration***
12.4. Industry Overview
12.5. Market Demand for recycling
12.6. Competition and Market Share**
12.7. Market Trends and Future Prospects

13. Environmental, Social, and Governance (ESG Information)

13.1. Anti Money Laundering Compliance
13.2. Corporate Governance Framework
13.3. Environmental Compliance

13.4. Health and Safety Record
13.5. Community Engagement
13.6. Corporate Social Responsibility (CSR) Initiatives

Appendix C
Camston Wrather Disclosure List

1. Litigation filed by Capital2Market Consulting, LLC against Camston Wrather, LLC and , filed on July 31, 2022 in the State of New York.
2. Litigation filed by Doug Paulin against Camston Wrather, LLC and other individual officers of Camston Wrather, LLC), filed on June 1, 2023 in the State of California.
3. Litigation filed by Total-Western, Inc. against Camston Wrather, LLC, filed on May 24, 2023 in the State of California.